Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
and
All Outstanding Shares of Series B Convertible Preferred Stock
of
THERMA-WAVE, INC.
at
$1.65 Net Per Share of Common Stock
and
$1.65 Net Per Share of Common Stock into which each Share of Series B
Convertible Preferred Stock is Convertible at the time of the Consummation of the Offer by
FENWAY ACQUISITION CORPORATION
a wholly-owned subsidiary of
KLA-TENCOR CORPORATION
January 18, 2007

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated January 18, 2007 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Fenway Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of KLA-Tencor Corporation, a Delaware corporation (“Parent”), to purchase for cash all outstanding shares of common stock, par value $0.01 per share (“Common Shares”), and all outstanding shares of Series B Convertible Preferred Stock, par value $0.01 per share (“Preferred Shares”, and together with Common Shares, “Shares”) of Therma-Wave, Inc., a Delaware corporation (the “Company”). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The tender price is $1.65 per Common Share, net to you in cash without interest, less any required withholding taxes, and $1.65 per Common Share into which each Preferred Share is convertible at the time of the consummation of the Offer, net to you in cash without interest, less any required withholding taxes.

2.	The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on February 14, 2007, unless extended (as extended, the “Expiration Date”).

3.	The Offer is conditioned upon, among other things, (1) there being validly tendered in accordance with the terms of the Offer, prior to the expiration of the Offer, and not withdrawn, Shares of the Company, that, together with any Shares then owned by Parent and its subsidiaries (including the Purchaser), represent a majority of the total number of Shares then outstanding (assuming full conversion of the Preferred Shares into Common Shares) and (2) any waiting periods or approvals under applicable antitrust laws having expired, been terminated or been obtained. The Offer is not conditioned upon Parent or the Purchaser obtaining financing.

4.	Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Shareholder Services, Inc. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to
OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
and
All Outstanding Shares of Series B Convertible Preferred Stock
of
THERMA-WAVE, INC.
by
FENWAY ACQUISITION CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated January 18, 2007, and the related Letter of Transmittal, in connection with the offer by Fenway Acquisition Corporation to purchase all outstanding shares of common stock, par value $0.01 per share (“Common Shares”), and all outstanding shares of Series B Convertible Preferred Stock, par value $0.01 per share (“Preferred Shares”, and together with Common Shares, “Shares”) of Therma-Wave, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Name of Shares to be Tendered	SIGN HERE

Common Shares*	Signature(s)

Preferred Shares	Name(s)

Dated _ _, 2007
Address(es)

(Zip Code)

*	Unless otherwise indicated, it will be assumed that all Common Shares held for the undersigned’s account are to be tendered.

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